RULE 424(b)(3)

                                        REGISTRATION NO. 333-42755




                        PRICING SUPPLEMENT NO. 11

                    TO PROSPECTUS DATED January 9, 1998

                     (As Supplemented January 12,1998)





                 	IBM CREDIT CORPORATION



                            MEDIUM-TERM NOTES

                             (Fixed Rate Note)



                 (Due from 9 months to 30 years from date of issue)





Designation:  Fixed Rate               Original Issue Date:

Medium Term Notes Due                  February 18, 1998

February 18, 1999



Principal Amount:  $50,000,000         Maturity Date:

                                       February 18, 1999



Issue Price (as a percentage of        Regular Record Dates:

Principal Amount): 99.969275%          Twentieth calendar day,
                                       whether or not a
                                       Business Day, prior to
                                       the corresponding
                                       Interest Payment Date.




Interest Rate: 5.45%                   Interest Payment Dates:

                                       Each March 1 and September 1
Redemption Provisions:  None           commencing March 1, 1998 and
                                       ending on the Maturity date.


Commission or Discount (as             Denominations: $1,000 and
a percentage of Principal              integral multiples  of $1,000
Amount): 0.030725%                     in excess thereof.

CUSIP:  449 22L 5R3




Form:[X] Book-Entry

[  ] Certificated

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

                                 INTEREST





Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each. If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment.
For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York.
Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.



                              REDEMPTION
                            (NOT APPLICABLE)



                          PLAN OF DISTRIBUTION



The Notes will be sold to Salomon Smith Barney for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:  February 12, 1998